EXHIBIT 97
THE BOEING COMPANY CLAWBACK POLICY
Adopted June 27, 2023
This Clawback Policy authorizes the recovery of (1) Covered Compensation erroneously awarded to any Covered Officer in the event of an Accounting Restatement, as required pursuant to the listing standards of the New York Stock Exchange (the “NYSE”), Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 10D-1 under the Exchange Act, and (2) Incentive-Based Compensation paid to any executive of the Company in the event of certain types of misconduct or negligent conduct, including where such behavior has compromised the safety of any of the Company’s products or services.
Capitalized terms used but not immediately defined in this Clawback Policy shall have the meaning set forth in the Definitions section below.
Notwithstanding anything in this Clawback Policy to the contrary, as it applies to Covered Compensation erroneously awarded to any Covered Officer in the event of an Accounting Restatement, this Clawback Policy at all times remains subject to interpretation and operation in accordance with the final rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “SEC”), the final listing standards adopted by the NYSE, and any applicable SEC or NYSE guidance or interpretations issued from time to time regarding Covered Compensation recovery requirements (collectively, the “Final Guidance”).
Clawback Policy Applicable to Covered Compensation
The Company shall recover reasonably promptly from each Covered Officer the Covered Compensation Received by such Covered Officer in the event that the Company is required to prepare an Accounting Restatement unless (i) one of the following conditions is met and (ii) the Committee has made a determination that recovery would be impracticable in accordance with Rule 10D-1 under the Exchange Act for one of the following reasons (under such circumstances, a “Clawback
Exception” applies):
•the direct expense paid to third parties to assist in enforcing this Clawback Policy would exceed the amount to be recovered (and the Company has already made a reasonable attempt to recover such erroneously awarded Covered Compensation from such Covered Officer, has documented such reasonable attempt to recover, and has provided such documentation to the NYSE);
•recovery would violate home country law that was adopted prior to November 28, 2022 (and the Company has obtained an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation, and provided such opinion to the NYSE); or
•recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code and regulations thereunder. For purposes of clarity, this Clawback Exception only applies to tax-qualified retirement plans and does not apply to other plans, including supplemental executive retirement plans, or any other compensation that is based on Incentive-Based Compensation in such plans, such as earnings accrued on notional amounts of Incentive-Based Compensation contributed to such plans.
The Company is prohibited from paying or reimbursing the cost of insurance for, or indemnifying, any Covered Officer against the loss of erroneously awarded Covered Compensation.

Clawback Policy Applicable to Incentive-Based Compensation Generally
The Board or the Compensation Committee shall have the discretion, in all appropriate circumstances, to recover Incentive-Based Compensation paid to any executive of the Company who has engaged in fraud, bribery, or illegal acts like fraud or bribery, or knowingly failed to report such acts of an employee over whom such officer had direct supervisory responsibility.
In addition, the Compensation Committee shall, in consultation with the Aerospace Safety Committee, have the discretion to require reimbursement of any Incentive-Based Compensation paid to any executive who has violated, or engaged in negligent conduct in connection with the supervision of someone who violated, any Company policy, law, or regulation that has compromised the safety of any of the Company’s products or services and has, or reasonably could be expected to have, a material adverse impact on the Company, the Company’s customers or the public.
Administration and Interpretation
As it applies to Covered Compensation erroneously awarded to any Covered Officer in the event of an Accounting Restatement, the Board will administer this Clawback Policy in accordance with the Final Guidance. The Board will have full and exclusive authority and discretion to supplement, amend, repeal, interpret, terminate, construe, modify, replace and/or enforce (in whole or in part) this Clawback Policy, including the authority to determine in each case the method of recovery, as well as to correct any defect, supply any omission or reconcile any ambiguity, inconsistency or conflict in the Policy, subject to the Final Guidance to the extent applicable.
The Compensation Committee will have the authority to offset any compensation or benefit amounts that become due to individuals subject to any part of this Clawback Policy to the maximum extent permissible under Section 409A of the Internal Revenue Code of 1986, as amended, and as it deems necessary or desirable to recover any Covered Compensation or other Incentive-Based Compensation.
Disclosure
This Clawback Policy, and any recovery of Covered Compensation pursuant thereto that is required to be disclosed in the Company’s filings with the SEC, will be disclosed as required by the Final Guidance.
In addition, the Board may direct the Company, where appropriate, to disclose the circumstances surrounding any recovery of Incentive-Based Compensation pursuant to this Clawback Policy that is not required to be disclosed in the Company’s filings with the SEC.
Definitions
For purposes of this Clawback Policy:
•“Accounting Restatement” means any required accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
•“Covered Compensation” means the amount of Incentive-Based Compensation that is Received during the applicable Recovery Period that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received during such Recovery Period had it been determined based on the relevant restated amounts, and computed without regard to any taxes paid, provided that:
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–Incentive-Based Compensation Received by a Covered Officer will only qualify as Covered Compensation if: (i) it is Received on or after October 2, 2023; (ii) it is Received after such Covered Officer begins service as a Covered Officer; (iii) such Covered Officer served as a Covered Officer at any time during the performance period for such Incentive-Based Compensation; and (iv) it is Received while the Company has a class of securities listed on a national securities exchange or a national securities association.
–For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded Covered Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the amount of such Incentive-Based Compensation that is deemed to be Covered Compensation will be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received, and the Company will maintain and provide to the NYSE documentation of the determination of such reasonable estimate.
•“Covered Officer” means any current or former “Section 16 officer” of the Company within the meaning of Rule 16a-1(f) under the Exchange Act. Covered Officers include, at a minimum, “executive officers” as defined in Rule 3b-7 under the Exchange Act and identified under Item 401(b) of Regulation S-K.
•“Financial Reporting Measure” means a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included within a filing with the SEC.
•“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. For purposes of clarity, Incentive-Based Compensation includes any amounts that were determined based on (or were otherwise calculated by reference to) Incentive-Based Compensation, and any Incentive-Based Compensation held in or under plans other than tax-qualified retirement plans.
•“Received”, in reference to Incentive-Based Compensation, refers to the date during an applicable fiscal period of the Company in which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or issuance of the Incentive-Based Compensation occurs after the end of such fiscal period.
•“Recovery Period” means the three completed fiscal years immediately preceding the Trigger Date and, if applicable, any transition period resulting from a change in the Company’s fiscal year within or immediately following those three completed fiscal years (provided, however, that if a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year comprises a period of nine to 12 months, such period would be deemed to be a completed fiscal year).
•“Trigger Date” means the date as of which the Company is required to prepare an Accounting Restatement, and is the earlier to occur of: (i) the date that the Board, applicable Board committee, or officers authorized to take action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare the Accounting Restatement and (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare the Accounting Restatement.
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